Exhibit 2.3

Received 01/27/14 - Utah Div. of Corp. & Comm. Code

EXPEDITE

AMENDMENT

State of Utah

DEPARTMENT OF COMMERCE

Division of Corporations & Commercial Code

Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 1013424-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Interline Resources Corporation

2. The date the following amendment(s) was adopted: January 22, 2014

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

RESOLVED, that of the 25,000,000 shares of preferred stock authorized to be issued by the Corporation, 1,000,000 shares are hereby designated as Series B Preferred Stock, no par value (the "Series B Preferred"), and the Corporation hereby fixes the powers, designations, preferences and sights, and the qualifications, limitations or restrictions of the Series B Preferred as follows:

*****See Attached Designation*****

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

____________________________________________________________________________________________

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

___X___ Adopted by Incorporators or Board of Directors – Shareholder action not required.

______ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing (not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: /s/ Ron Gaineous

Title: Ron Gaineous

Date: 1/24/2014

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information:www.corporations.utah.gov/contactus.htrnl   Division's Website:www.corporations.utah.gov

State of Utah

Department of Commerce

Division of Corporations and Commercial Code

I hereby certified that the foregoing has been filed

and approved on this 24th day of Jan, 2014

In this office of this Division and hereby issued

This Certificate hereof.

CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK
OF
INTERLINE RESOURCES CORP.

Interline Resources Corp., it Utah corporation (the "Corporation"), hereby certifies, pursuant to its Articles of Incorporation, as amended, that the Corporation's board of directors has duly adopted the following resolution creating a series of 1,000,000 shares of Series B preferred stock designated "Series B Preferred Stock":

RESOLVED, that of the 25,000,000 shares of preferred stock authorized to be issued by the Corporation, 1,000,000 shares are hereby designated as Series B Preferred Stock, no par value (the "Series B Preferred"), and the Corporation hereby fixes the powers, designations, preferences and rights, and the qualifications, limitations or restrictions of the Series B Preferred as follows:

Section 1. Designation and Amount.

There shall be a series of the voting preferred stock of the Company which shall be designated as the "Series B Preferred Stock," no par value, and the number of shares constituting such series shall be One Million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions.

The holders of shares of Series B Preferred Stock, in preference to the holders of shares of common stock, (the "Common Stock"), of the Company and of any other senior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable on the same basis of the Common Stock. That is, the Company shall declare a dividend or distribution on the Series B Preferred Stock simultaneously when it declares a dividend or distribution on the Common Stock.

Section 3. Voting Rights.

The holders of shares of Series B Preferred Stock shall have the following voting rights;

(a)       Each share of Series B Preferred Stock shall entitle the holder thereof to 2,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that such votes do not total at least 80% of all votes, then regardless of the provisions of this paragraph, in any such case, the votes cast by Series B Preferred Stock shall be equal to 80% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders.

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(b)       Except as otherwise provided herein, in the Company's Certificate of Incorporation or by law, the holders of shares of Series B Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)       Except as otherwise set forth herein (2,000 votes for every share) or in the Company's Certificate of Incorporation, end except as otherwise provided by law, holders of Series B Preferred Stock shall have: no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Reacquired Shares.

Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued: as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

Section 5. Ranking.

The Series B Preferred Stock shall rank senior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 6. Conversion

The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)       Right to convert. Each share of Series B Preferred Stock shall 'be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the Office of the corporation or any transfer agent for such. Series B Preferred Stock. Each share of Series B Preferred Stock shall, be -convertible into five hundred (500) shares of Common Stock (the "Initial Conversion Price"). In the event that the Company has not maintained sufficient common stock to allow for the conversion, at the time of a, conversion election, the Company agrees to forthwith take necessary steps to amend its, articles of Incorporation to provide the sufficient authorized common stock to allow for conversion.

(b)      Mechanics of Conversion. Before holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, it shall surrender the certificate or certificates therefore, duly endorsed at the office of the Company or of any transfer agent for the: Series B Preferred Stock and shall give written notice to the Company at such office that it elects to convert the same. The Company shall as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates, registered in such names as specified by the holder, for, the number of shares of Common Stock to which such holder shell be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and any accrued and unpaid dividends on the converted Series B Preferred Stock, Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common ,Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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(c) Adjustments to Conversion Price. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

THE UNDERSIGNED, being an authorized officer of the Corporation, for the purpose of amending the Corporation's Articles of Incorporation, does make this Certificate of Designation of Series B Preferred, hereby acknowledging, declaring, and certifying that the foregoing amendment of the Corporation’s Articles of Incorporation by this Certificate of Designation of Series B Preferred Stock is the' act and deed of the Corporation and that the facts herein stated are true and have accordingly hereunto set my hand this 22 day of January, 2014.

By: /s/Ronald Gaineous

Name: Ronald Gaineous

Title: President and Chief Executive Officer

I, Ronald Gaineous, Secretary of Interline Resources Corp. hereby acknowledge on behalf of Interline Resources Corp. that the foregoing Certificate of Designation of Series B Preferred Stock is the corporate act of such corporation and all amendments contained herein were duly adopted by the board of directors of such corporation on on January 22, 2014. The number of votes cast for the amendments were sufficient for approval and they were duly approved, adopted and confirmed in all respects:

Date: January 22, 2014

/s/ Ronald Gaineous
Ronald Gaineous
Secretary

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